UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Coeur Mining, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COEUR MINING, INC.
104 South Michigan Avenue, Suite 900
Chicago, Illinois 60603

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 10, 2022

On March 30, 2022, Coeur Mining, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s 2022 Annual Meeting of Stockholders to be held via live audio webcast on Tuesday, May 10, 2022, at 9:30 a.m. Central Time. The Company is filing this supplement to the Proxy Statement solely to clarify certain information relating to the severance benefits provided to Terrence F. Smith, the Company’s former Senior Vice President and Chief Development Officer. The severance benefits provided to Mr. Smith were made in accordance with the standard treatment provided for under the applicable severance policy in connection with an involuntary termination, as detailed further below.

As the Company previously announced, Mr. Smith’s employment as Senior Vice President and Chief Development was involuntarily terminated by the Company, effective August 27, 2021. As disclosed in the Company’s proxy statement filed with the SEC and distributed in connection with the Company’s 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), Mr. Smith participated in the Company’s Officer Severance Policy (the “Severance Policy”). Mr. Smith’s termination by the Company qualified as an involuntary termination other than for cause under the Severance Policy. As a result, in accordance with the terms of the previously disclosed Severance Policy, Mr. Smith was entitled to (i) a lump sum equivalent to one times his base salary for the year in which the termination of employment occurs and (ii) continuation of health care benefits for Mr. Smith and his dependents for up to six months following the termination. Mr. Smith’s Separation and Release of Claims Agreement, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on September 7, 2021, recites the fact that the Company maintains “an Officer Severance Policy under which Employee is entitled to certain severance benefits upon termination of employment in exchange for a full release of claims and other obligations.” As a result, in exchange for Mr. Smith’s agreement to customary post-termination restrictive covenants and a release of claims against the Company, Mr. Smith received cash severance in accordance with the terms of the Severance Policy.

The severance benefits provided to Mr. Smith are not discussed in the Proxy Statement because Mr. Smith did not qualify as one of the Company’s Named Executive Officers for 2021. However, Mr. Smith’s severance benefits are consistent with the disclosure provided in the 2021 Proxy Statement, which made clear that in connection an involuntary termination, Mr. Smith would be entitled to cash severance payments equal to $350,000 and continued payment of employee health care for six months. For additional information, please see “Potential Payments Upon Termination or Change-in-Control” on page 85 of the 2021 Proxy Statement.

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company's stockholders on or about April 20, 2022. The Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, are available at https://www.coeur.com/investors/overview/.

Except as supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We are asking for your support by voting “FOR” all proposals at the 2022 Annual Meeting of Stockholders. In particular, we are requesting your support by voting “FOR” Proposal No. 4, Advisory Resolution to Approve Executive Officer Compensation, the proposal to approve, by a non-binding advisory resolution, the compensation of our named executive officers as disclosed in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 84 of the Proxy Statement for instructions on how to do so.